EXHIBIT 5.01


Securities and Exchange Commission
450 Fifth Avenue, N.W.
Washington, D.C.  20549

         RE:      Registration Statement on Form SB-2
                         Under the Securities Act of 1933
                  File No. 333-41635 (the "Registration Statement")

Gentlemen:

         I have acted as counsel for Griffin Gold Group, Inc., a Delaware corporation (the "Company"), in connection with the proposed distribution
(the "Distribution") to the stockholders of LS Capital Corporation, a Delaware corporation ("LS Capital"), of 1,000,000 shares of the common stock, par value $.01 per share of the Company (the "Common Stock"), currently held by LS Capital, pursuant to the terms and conditions set forth in the Registration Statement.

         In such capacity, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

         1.       Certificate of Incorporation of the Company, as amended to date;

         2.       Bylaws of the Company, as amended to date;

         3.       The Registration Statement, together with all exhibits
                    attached thereto;

         4.       The records of corporate proceedings relating to the
                    Distribution and the issuance of the Common Stock; and

         5.       Such other instruments and documents as I have believed
                    necessary for the purpose of rendering the following opinion.

         In such examination, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments. As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

         Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that the Common Stock was duly authorized and validly issued, and is fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement.


Very truly yours,


Randall W. Heinrich